Exhibit 99.1
O2Diesel Corporation Agrees on an Additional $2.3 million of Funding
NEWARK, DE, August 5th, 2005 . O2Diesel Corporation (AMEX:OTD) today announced that on September 20, 2005, it has entered into a Common Stock and Warrant Purchase Agreement (the “Agreement”) with an European investor for 3,228,070 shares of its common stock at a purchase price of $0.7125 per share in a private placement, for total proceeds of $2,300,000. As a condition to the Agreement, the investor was required to fund the purchase price in an escrow account, and the funds were received on September 28, 2005.
As part of the sale, the company will also issue warrants to purchase 1,614,035 shares of common stock at an exercise price of $1.425 per share. The warrants expire forty-two months after the date of issuance. The investor’s obligation to purchase the shares is subject to the company satisfying certain procedural conditions. The company anticipates that this financing will close within 30 days.
As part of the transaction, the company has agreed to sell, for up to 180 from closing, an additional $700,000 of its common stock to the investor at a purchase price of $0.7125 per share for 982,456 shares.
“We are very pleased to have secured this investment.” said Alan Rae. “This is an important part of our previously disclosed funding activity and further confirms that we are firmly on the way to securing the funds we need to execute our business plan.”
More about O2Diesel: The company and Its Fuel Technology.
O2Diesel Corporation (AMEX: OTD) is a pioneer in the commercial development of a cleaner-burning diesel fuel that provides excellent performance and environmental benefits for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel(TM) is an ethanol-diesel blend treated with the company’s proprietary natural oil-derived stabilizing additive that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel(TM) -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.
Forward-Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products and failure to capitalize upon access to new markets. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.
Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000
Or
Alliance Advisors, LLC
Alan Sheinwald
+1 (914) 244-0062